Exhibit 2.1

PURCHASE-SALE OF SHARES/EQUITY

CONTRACT FOR THE SALE AND PURCHASE

OF SHARES/EQUITY OF THE COMPANY

GREEN MARKET EUROPE, S.L.

SIGNED BETWEEN

MR. LUIS MIGUEL SANTOS JUAN

MS. YLENIA COVES SANSANO

(“SELLERS”)

AND

FREEDOM LEAF, INC.

(“BUYER”)

ELCHE, JANUARY 5th 2018

In Elche, on the 5th of January, 2018

PURCHASE AGREEMENT

BY AND BETWEEN

The one part,

MR. LUIS MIGUEL SANTOS JUAN of legal age, of Spanish nationality, a resident of Elche (Alicante), residing at calle Orihuela, numero 9 single and provides National Identity Document (D.N.I.) 74,373,138-Q.

MS. YLENIA COVES SANSANO of legal age, of Spanish nationality, a resident of Partida Matola -Elche (Alicante), residing at Vereda de Santa Teresa, numero 36, single and provides National Identity Document (D.N.I.) 74,443,443-D.

The other part,

MR. FEDERICO PANDO HUERTAS of legal age, of Spanish nationality, a resident of, and residing at Partida Alzabares Alto, num. 301 Elche (Alicante) and provides National Identity Document (DNI) 06012236J.

PARTIES

MR. LUIS MIGUEL SANTOS JUAN and MS. YLENIA COVES SANSANO, on their own behalf and in their own right.

Hereafter jointly referred to MR. LUIS MIGUEL SANTOS JUAN and MS. YLENIA COVES SANSANO, as the "Sellers".

MR. FEDERICO PANDO HUERTAS in the name and on behalf of the company FREEDOM LEAF, INC., of American nationality, with an address of 3571 East Sunset Rd.Suite 420, Las Vegas, NV 89120.

He acts by virtue of his office by virtue of a power of representation granted before the Secretary of State D. KYLE DEVIN EISENBERG in Sacramento, California on December 29,2017, the copy of which is attached herein duly apostilled and translated.

Hereafter, refer to the company FREEDOM LEAF, INC., as the "Buyer"

All the parties involved recognize each other's full and reciprocal capacity to conclude this irrevocable agreement of future sale and purchase to that effect.

DECLARE

I.	That the company GREEN MARKET EUROPE, S.L. with an address of Partida Alzabares Alto, numero 301, 03290-Elche(Alicante), Parcela 23, Poligono 10, was established for an indefinite period of time through a Public Deed granted before a Public Notary of Elche, Ms. Lucia Soler Vicente, on the 30th day of March 2017, entry number 594 in its notarial register.

CORPORATE PURPOSE: Post-harvest agricultural preparation activities. Production and wholesale of fiber/vegetable matter, crushed leaves and seeds, as well as clones or cuttings of industrial hemp. Cultivation and medicinal plants. Farming support activities. Small trade of flowers, plants, seeds, fertilizers, pet companions and food for them in specialized establishments and even by mail and internet. Manufacturing of products for the feeding of farm animals. Manufacturing of tools, agricultural and forestry machinery. Research and development of new varieties of seeds and hemp plants. Research and development in agricultural technology, wholesale of agricultural machinery and supplies. Wholesale of fertilizer. Production and treatment for reproduction and wholesale of industrial hemp seeds. Technical advice for agricultural companies. Management for farmers or companies for the production of the hemp crop. Transport services. Commercial intermediation. Edition of publications in any support for companies related to the technology, agricultural and medicinal world. Fabrication and Wholesale and Retail Trade of Ecological Textiles. Import, export and wholesale and retail trade of clothing and footwear and accessories. Elaboration and sale of cosmetic products and food items. Organization and management of events and cultural events.

REGISTRATION: It is registered with the Business Registry of Alicante, under tome 4209, folio 66, and page number A-154675 with tax identification number B-54999057.

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SHARE CAPITAL It is 3.000 divided by 3.000 shares correlatively numbered from 1 to 3.000 both inclusive, of ONE EURO (€) of nominal value each one of them, fully subscribed and disbursed.

The shares of the merited company are distributed in the following way:

•	MR. LUIS MIGUEL SANTOS JUAN is owner, in full domain of ONE THOUSAND FIVE HUNDRED (1500) SHARES, numbers 1 to 1500, both inclusive.
•	MS. YLENIA COVES SANSANO is owner, in full domain of ONE THOUSAND FIVE HUNDRED (1500) SHARES, numbers 1 to 1500, both inclusive.

II.	The partners, wish to convey the totality of their shares described in the narrative of the company GREEN MARKET EUROPE, S.L. to FREEDOM LEAF, INC., Reason for which they grant the present PURCHASE and SALE AGREEMENT OF SHARES and, for this purpose agree,

CLAUSES

FIRST OBJECT

MR. LUIS MIGUEL SANTOS JUAN sells to FREEDOM LEAF, INC. which will purchase and acquire full ownership of the ONE THOUSAND FIVE HUNDRED (1500) shares of the company GREEN MARKET EUROPE, S.L., as described in the previous explanatory, free of liens and encumbrances, with all corresponding uses and rights.

MS. YLENIA COVES SANSANO sells to FREEDOM LEAF, INC. which will purchase and acquire full ownership of the ONE THOUSAND FIVE HUNDRED (1500) shares of the company GREEN MARKET EUROPE, S.L., as described in the previous explanatory, free of liens and encumbrances, with all corresponding uses and rights.

SECOND – TERM FOR THE GRANTING OF PUBLIC DEED

2.1 Deadline for the granting of a public deed of sale.

The term for the granting of a public deed of sale of the shares of the company GREEN MARKET EUROPE, S.L.by the Sellers on behalf of the Buyer is of 8 months. (Ongoing the DEADLINE FOR THE GRANTING OF DEED)

The granting of a public deed of sale may be carried out at anytime during the period granted for this purpose.

2.2 Indivisibility of the granting of the public deed of sale.

The granting of the public deed of sale must be made in a single act by a notarized deed/document and jointly, for all the shares that constitute 100% of the capital stock of the company GREEN MARKET EUROPE, S.L., in favor of the company FREEDOM LEAF, INC.

To that effect it is stated that the parties are aware that it will be necessary and unavoidable to grant the Public Deed of Sale of shares in order for the deed of transfer to have full legal effect.

2.3 Procedure for the granting of a public deed of sale.

For the granting of a public deed of sale of shares, the Buyer’s representative shall at any time during the stipulated period in Clause two, shall send to each and every Seller by means of telegram, fax, paperwork or letter sent by registered/certified mail to their domicile for the purpose of notification in accordance with the provisions of this agreement notifying them so that they may personally appear or by means of a duly authorized person to do so, on a given date and time.

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The parties agree that a period of no more than fifteen (15) days shall elapse between the date of notification for the granting of the public deed of sale in accordance with this clause and the date established for signature.

The date established for the signing must in any case be within the DEADLINE FOR THE GRANTING OF THE DEED as agreed upon in the second Clause.

THIRD-PURCHASE PRICE, PURCHASE PRICE ADJUSTMENTS AND METHOD OF PAYMENT

3.1 Minimum Purchase Price

For the future granting of the public deed of sale, the parties agree on a minimum price guaranteed for the purchase of all shares in the amount of FOUR HUNDRED THOUSAND AND FORTY TWO EUROS (442.000 €) hereinafter referred to as “MINIMUM PURCHASE PRICE”.

The MINIMUM PURCHASE PRICE will be paid to the Sellers as set forth below:

The purchase price will be met as follows:

1.	MR. LUIS MIGUEL SANTOS JUAN, will receive the amount of 221.000 Euros, in agreement that the payments will be made as follows:

1.1	The amount of 10.000 Euros has been paid prior to the signing of the present contract.

1.2	The issuance of 2.110.000 shares of the company FREEDOM LEAF, which will be issued at the time of the present signing.

It is hereby stated that the current market value of the shares of the company FREEDOM LEAF is of $.10 US Dollar. The Buyer states that the shares of FREEDOM LEAF have a value of $.10 per share for the purpose of this transaction. Under current U.S. SEC regulations, FREEDOM LEAF shares will be available in 6 months to be placed into a brokerage account, and therefore can be traded and liquidated on the OTCQB exchange. After 6 months if the average weighed volume price (the VWAP) of each of the issued shares, on the immediate preceding trading day is less than $.10 per share, the purchaser (FREEDOM LEAF) will issue additional shares for value of TWO HUNDRED TWENTY ONE THOUSAND EUROS (221.000 €) at that time.

2.	MS. YLENIA COVES SANSANO, will receive the amount of 221.000 Euros, in agreement that the payments will be made as follows:

1.3	The amount of 10.000 Euros has been paid prior to the signing of the present contract.

1.4	The issuance of 2.221.000 shares of FREEDOM LEAF will be issued at the time of the present signing.

It is hereby stated that the current market value of the shares of the company FREEDOM LEAF is of $.10 US Dollar. The Buyer states that the shares of FREEDOM LEAF have a value of $.10 per share for the purpose of this transaction. Under current U.S. SEC regulations, FREEDOM LEAF shares will be available in 6 months to be placed into a brokerage account, and therefore can be traded and liquidated on the OTCQB exchange. After 6 months if the average weighed volume price (the VWAP) of each of the issued shares, on the immediate preceding trading day is less than $.10 per share, the purchaser (FREEDOM LEAF) will issue additional shares for value of TWO HUNDRED TWENTY ONE THOUSAND EUROS (221.000 €) at that time.

THE MINIMUM PURCHASE PRICE is hereby guaranteed by the issuance of bank guarantees for the value of TWO HUNDRED AND TWENTY ONE THOUSAND EUROS (221.000€) each, in accordance with the seventh Clause.

FOURTH- DECLARATIONS AND GUARANTEES OF THE BUYER

The company’s incorporation, registration and share capital information indicated in this Contract are accurate. The company is of full legal existence and of full capacity to carry out its business and to own and use the company and its assets.

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All registered corporate resolutions adopted by the partners and the administrative bodies are duly registered in the Business Registry.

The Company was incorporated last March of 2017, in such a way that the books required by commercial law have not yet been legalized, and must do so between January and April 2018.

To that effect, the purchaser is hereby provided with the documentation described below:

a)	The book of minutes of the General board of the company duly legalized by the corresponding business registry, in which all the minutes are signed.

b)	The book registers of the company members duly legalized by the corresponding Company Registry and updates.

4.2 Capacity to sell.

The sellers have full legal capacity to sell their company shares, capacity that is attributed to them by virtue of the property titles previously described.

4.3 Financial Statements.

The company has deposited in the corresponding Register the financial statements and all Other documentation that it is required to be provided in relation with all the fiscal years for which there is a deposit legal obligation.

The financial and accounting information is attached to this Contract as Exhibit I, is correct, true and reflects the true and fair view of the Company’s economic situation.

4.4 Labor and social security.

As of the date of this contract, there are no outstanding debts to Social security. It is also reported that to date there are no employees on staff.

4.5 Pending litigation.

The Company does not have any pending litigation at the time of the signing of this contract for the purchase of the company shares.

4.6 Debts and claims.

The Company does not currently have any outstanding debt, except for those shown in the balance sheet at Exhibit I, nor does it have any type of extrajudicial claim.

4.7 Fiscal and tax.

The Company has complied with all its fiscal obligations due and payable, either formal or material. Being current on payments of any sales tax, fees, and other taxes.

4.8 Estate.

It is reported that the property that constitutes the registered office of the business is not owned by Green Market Europe, S.L., office space is under a lease agreement.

4.9 Assets and liabilities.

The assets of this company are the fixed assets listed in Exhibit I of this contract. With regard to the current liabilities of the company, it’s the same as listed in Exhibit I of this contract, consisting of the balance sheet of the same.

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4.10 Relevant contracts.

It is reported that currently the company whose shares are being transferred maintains commercial relations in which the current administrator of GREEN MARKET EUROPE, S.L. is the social administrator MR. LUIS MIGUEL SANTOS JUAN, circumstance of which the buyers are aware of acknowledging and authorizing independent contracting in all the contracts in which MR. MIGUEL SANTOS JUAN appears on behalf of GREEN MARKET EUROPE, S.L.

4.11 Power of Attorney.

At this time no power of attorney has been established for the purpose of representation of the company, therefore the power of representation is solely of the social administrator, MR. LUIS MIGUEL SANTOS

FIFTH - LIABILITY DERIVED FROM THE BUYER' S REPRESENTATIONS AND GUARANTEES.

The sellers state that the agreements and representations contained in this contract reflect the actual situation of the company, and therefore agree that (a) any material inaccuracies (b) any non-compliance with an unreported third party (c) if there is a debt, obligation, claim, or lawsuit pending that has not been reported, it shall entitle the buyer to claim a penalty equivalent to civil liability or the debt paid plus 10%.

SIXTH - REPRESENTATIONS AND GUARANTEES OF THE SELLERS

a.	They understand the speculative nature and risks of this form of payment.

b.	They have received the information regarding the situation of the trading company whose shares are issued upon signing this document.

c.	Sellers have sufficient knowledge and experience in financial business matters, and both are familiar with investments of the type represented by FREEDOM LEAF, INC. each of them capable of evaluating the advantages and the risks associated with the acquisition of FREEDOM LEAF, INC. shares.

d.	The sellers are informed that FREEDOM LEAF, INC. has not been involved in any bankruptcy, suspension of payments or bankruptcy proceedings in accordance with the legislation applicable, in the immediate preceding five years, nor does it foresee the presentation of any such proceedings.

e.	Sellers are advised that neither FREEDOM LEAF, INC. nor any of its directors: (a) have been involved in any adverse proceedings brought by the SEC; (b) any material criminal proceedings relating to the purchase or sale of securities or other crimes.

.	f.	FREEDOM LEAF, INC. has sufficient solvency to assume its own commitments when they expire. It also reports that (a) it is not currently insolvent; (b) it has not made any general or other assignments for the benefit of creditors; and (c) it is not a party in any process that would have an adverse effect on the assets of the buyer.

SEVENTH - LIABILITY ARISING FROM REPRESENTATIONS AND GUARANTEES OF THE SELLERS

The buyer declares in this act that there is a prevision that the shares of FREEDOM LEAF, INC. will reach the value of 0.10 dollars/share in a period not exceeding twelve months. Notwithstanding the foregoing, and in the hypothetical event that after this period has elapsed, the issued shares are quoted for less than or equal to US$0.01 per share, given that in accordance with the third clause a "MINIMUM PURCHASE PRICE" is agreed upon. It is agreed that, within one month, a guarantee will be provided for the amount of:

-	Mr. LUIS MIGUEL SANTOS JUAN for the amount of 221.000 €.
-	Ms. YLENIA COVES SANSANO for the amount of 221.000 €.

EIGHTH – NOTIFICATIONS

Any notification or other communication which may or must be made in accordance with this Contract, and for which no other form of notification has been provided, shall be made in writing and shall be, at the choice of the party which is required to make such notification, delivered in person or by means of a telegram or a notarized letter sent to the address referred to in the preceding paragraph.

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All notifications or other communications shall be considered validly effected: (i) on the date of delivery, if they are personally delivered and the counterparty's acknowledgement of receipt is recorded, and (ii) on the date of the acknowledgement of receipt, if they have been sent by registered mail, telegram or fax.

The parties indicate as domicile addresses for notification purposes, as the following:

The sellers

To the attention of MR. LUIS MIGUEL SANTOS JUAN

Calle Baltasar Brotons Garcia, 8 local 2 Despacho 3

03203-Elche (Alicante)

The buyer

To the attention of MR. FEDERICO PANDO HUERTAS

N.I.F. 06.012.236-J

Partida Alzabares Alto, num. 301

03290-Elche (Alicante)

The Buyer hereby designates MR. FEDERICO PANDO HUERTAS as its representative for the purpose of receiving any notices sent by the other party in accordance with this contract.

Either party may change the address for the purposes of this clause, responsible to notify the other party of such change. In such event, the change of address shall not take effect until such notice is received.

NINTH. - EXPENSES AND TAXES.

Any expenses, taxes or fees incurred as a result of the formalization and execution of this Contract shall be incurred by the Parties equally.

The fees of advisors and other professionals involved shall be borne by the Party which has contracted them.

TENTH - PUBLICITY AND CONFIDENTIALITY

Unless otherwise agreed in writing, the parties mutually agree to maintain confidentiality with respect to economic agreements relating to this contract and its relevant aspects, unless disclosure of such information is legally required.

Each party may, however, disclose information relating to this Contract, to the extent reasonably necessary, to its advisors (such as lawyers and auditors) who are required by law or by the rules of their profession to keep confidential what is disclosed as such.

ELEVENTH - APPLICABLE LAW AND JURISDICTION.

This Contract shall be governed in its entirety by the common law of Spain.

For the resolution of any dispute that may arise in relation to this Contract and, in particular, on its interpretation, validity, effectiveness, compliance, resolution or termination, the Parties, expressly waive any other jurisdiction that may correspond to them, submitted to the Courts and Tribunals of Elche.

And as acknowledgement of conformity, the three parties sign this contract for a single purpose, on the date and place indicated above.

Seller	Seller	Buyer

/s/ Luis Miguel Santos Juan	/s/ Ylenia Coves Sansano	/s/ Federico Pando Huertas
Mr. Luis Miguel Santos Juan	Ms. Ylenia Coves Sansano	Mr. Federico Pando Huertas
74373138-Q	74443443-D	p.p FREEDOM LEAF, INC.
060122365

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EXHIBIT I

(See Spanish Contract)

•	GREEN MARKET EUROPE , S.L.-2017 Active Balance Sheet
•	GREENMARKET EUROPE, S.L.- 2017 Liabilities Balance Sheet
•	GREEN MARKET EUROPE, S.L.- 2017 Profit and Loss Statement